Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Crown Crafts, Inc.:

We consent to the incorporation by reference in the registration statements No. 333-136868, No. 333-183298 and No. 333-200037 on Form S-8 of Crown Crafts, Inc. of our report dated June 13, 2018, with respect to the consolidated balance sheets of Crown Crafts, Inc. as of April 1, 2018 and April 2, 2017, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended April 1, 2018, and the related notes and financial statement schedule II, (collectively, the consolidated financial statements), which report appears in the April 1, 2018 annual report on Form 10-K of Crown Crafts, Inc.

/s/ KPMG LLP

Baton Rouge, Louisiana

June 13, 2018